FEDERATED INSURANCE SERIES

UNANIMOUS CONSENT OF TRUSTEES

The undersigned, being all of the Trustees of Federated Insurance Series (the “Trust”), hereby consent in accordance with the laws of the Commonwealth of Massachusetts and Article IV, Section 8 and Article V, Section 1 of the Declaration of Trust, and Article V, Section 9 of the Bylaws, to the adoption of the following resolutions with the same effect as though they had been adopted at a meeting of the Trustees of the Trust:

RESOLVED,	that the Board hereby ratifies the Secretary and Assistant Secretaries of the Trust signing in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Money Market Portfolio, a portfolio of EquiTrust Variable Insurance Series, Fund, Inc. into Federated Prime Money Fund II; High Grade Bond Portfolio and Strategic Yield Portfolio, each a portfolio of EquiTrust Variable Insurance Series Fund, Inc. into Federated Quality Bond Fund II; Managed Portfolio, a portfolio of EquiTrust variable Insurance Series Fund, Inc. into Federated Capital Income Fund II; and Value Growth Portfolio and Blue Chip Portfolio, each a portfolio of EquiTrust Variable Insurance Series Fund, Inc. into Federated Capital Appreciation Fund II, and each Federated fund being a portfolio of the Trust.

WITNESS the due execution hereof this 14th day of April, 2011.

/S/ John F. Donahue John F. Donahue	/S/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.

/S/ Nicholas P. Constantakis Nicholas P. Constantakis	/S/ R. James Nicholson R. James Nicholson

/S/ John F. Cunningham John F. Cunningham	/S/ Thomas M. O’Neill Thomas M. O’Neill

/S/ J. Christoper Donahue J. Christopher Donahue	/S/ John S. Walsh John S. Walsh

/S/ Maureen Lally-Green Maureen Lally-Green	/S/ James F. Will James F. Will

/S/ Peter E. Madden Peter E. Madden